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                                                                    Exhibit 99.1

For Immediate Release

                                                     Investor Relations Contact:
                                                     Brian Helman
                                                     NEON Systems, Inc.
                                                     (281) 491-4200 (U.S.)
                                                     brian.helman@neonsys.com

     NEON Systems Announces Date For Annual Meeting of Stockholders
              NEON Expands Board and Adds Two Independent Directors

         SUGAR LAND, TX (December 6, 2002) - NEON(R) Systems, Inc., (Nasdaq:NEON) today announced it has established the date and time for the Annual Meeting of Stockholders, to be conducted in Sugar Land, Texas, on Tuesday, February 4, 2003. The meeting will be held at the company's offices located at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478 and will begin at 10:00 a.m., CST. Only stockholders of record at the close of business on December 11, 2002 are entitled to notice of and to vote at the meeting. NEON anticipates that Proxy materials will be mailed to stockholders of record on or about December 20, 2002.

     NEON further announced that it had expanded its Board and had appointed Loretta Cross and David F. Cary to fill two new positions. As independent board members, Ms. Cross and Mr. Cary were also appointed to serve on NEON's Audit Committee with current director George H. Ellis. Ms. Cross is currently a senior managing director of FTI Consulting, Inc., a publicly held financial consulting firm. From 1991 to August 30, 2002, Ms. Cross served as a partner with PricewaterhouseCoopers. Before joining PricewaterhouseCoopers, Ms. Cross was with Ernst & Young LLP and Touche Ross & Company. Since January 1, 2002, Ms. Cross has served as a director of the Texas Gulf Chapter of the Lupus Foundation of America, Inc., a non-profit organization. Ms. Cross is a certified public accountant and holds a B.B.A. in accounting from University of Texas at Austin. Mr. Cary currently serves as a special advisor to a number of early stage software companies. From 1992 to the 1999, Mr. Cary served as chief financial officer of i2 Technologies, Inc., a publicly held global software company specializing in value chain management solutions. Mr. Cary is a certified public accountant and holds a B.S. in accounting from San Francisco State University and an M.B.A. from Southern Methodist University.

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         "We are very happy to be able to add two additional financially-savvy directors to our Board of Directors," said Louis R. Woodhill, president and chief executive officer, NEON Systems. "In light of the current legislative initiatives regarding corporate governance, such as the Sarbanes-Oxley Act of 2002, the addition of two directors with CPA and public accountancy backgrounds to our Audit Committee and Board further enhances NEON's commitment to its stockholders to provide accurate and timely disclosure under SEC and Nasdaq rules."

                               About NEON Systems

NEON Systems, Inc. (Nasdaq: NEON) is a leading provider of enterprise software to help businesses get greater value out of their existing IT infrastructure. By improving application development and performance, maintaining the availability of critical data, and creating secure, real-time communications between IT service management systems and personnel, solutions from NEON Systems help you be more responsive to customer and business needs. Through its Shadow(R) technology, NEON, is the market leader in application platform to mainframe integration, providing out-of-the-box value and rapid return on investment. For more information, visit www.neonsys.com or call 800-505-NEON.

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NEON, Shadow and ShadowDirect are registered trademarks and ShadowConnect, and the NEON logo are trademarks of NEON Systems, Inc. in the USA and in other select countries. All other trademarks are the property of their respective owners.